U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: August 20, 2002

                        Commission File Number: 000-28251

                             US DATA AUTHORITY, INC.
                              a Florida corporation

                (IRS Employer Identification Number: 65-0693150)

                          3500 NW Boca Raton Boulevard
                                  Building 811
                            Boca Raton, Florida 33431

                 Securities Registered Pursuant to Section 12(g)
                     of the Securities Exchange Act of 1934:

                     Common Stock, Par Value $.02 per share


Item 1. Change in Control of Registrant.

      Effective as of August 1, 2002, each of the Company and Centro Inmobiliario RYC, S.L. ("Centro"), MAPET International Foundation, Inc., FRONTIER STAR, S.L., INVERFAPE, S.A., and Jesus Guirau, S.L. (collectively, the "Investors") entered into agreement (the "Amended Investment Agreement") pursuant to which certain amendments have been made to that certain Investors Questionnaire and Subscription Agreement dated as of February 28, 2002 ("Investor Questionnaire") as modified by that certain Addendum No. 1 to the Investor Questionnaire dated April 17, 2002. (See Form 8-K filed by the Company on May 9, 2002). Pursuant to the Amended Investment Agreement, the Investors have agreed with the Company to reduce their total investment in the Company from an aggregate of $18,400,000 to an aggregate of $8,900,000 ("Maximum Investment"). In addition, the purchase price per share of common stock, par value $.02 per share of the Company ("Common Stock") and Series A Preferred Stock, par value $1.00 per share of the Company ("Preferred Stock") to be purchased by the Investors has been amended such that the Investors are entitled to purchase: (i) shares of Common Stock at a reduced purchase price equal to $0.10 per share as compared to a purchase price per share of Common Stock of $0.16 under the Investor Questionnaire, and (ii) shares of Preferred Stock at a reduced purchase price equal to $0.345 per share as compared to a purchase price per share of Preferred Stock of $0.84 under the Investor Questionnaire. Under the terms of the Amended Investment Agreement, in the event the Investors subscribe for the Maximum Investment, Investors will receive 20,000,000 shares of Common Stock of the Company and 20,000,000 shares of Preferred Stock of the Company. Under the terms of the Amended Investment Agreement, purchases of shares of Common Stock and Preferred Stock of the Company by the Investors shall be made as directed by the unanimous consent of an Investment Distribution Committee which shall consist of the CEO of the Company, the Controller of the Company and a representative of Centro; provided, that in any event that the Maximum Investment shall be payable to the Company no later than nine months from the date of the Amended Investment Agreement. The Amended Investment Agreement further provides that in the event that the shareholders of
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the Company do not authorize the issuance of additional shares of Common Stock of the Company to enable the Investors to purchase an aggregate number of shares representing the Maximum Investment, and therefore the Investors are not able to receive shares of Common Stock with respect to any part of such investment, the Company shall reimburse Centro for such amounts paid in respect of such investment amount to which such number of shares of Common Stock may not be issued to the Investors. The Amended Investment Agreement provides for further amendments to the Investor Questionnaire which deletes the Company's original obligation to issue options to purchase 10,000,000 shares of the Company's capital stock, increases the number of members of the Board of Directors of the Company designated by the Investors from four (4) to five (5) members and increasing the number of Investor designees that may be removed from two (2) members to one (1) member in the event that at least $3,000,000 is not invested by the Investors within ninety (90) days of the closing date of the transaction (such closing date being April 29, 2002), and increasing the automatic conversion period with respect to the Preferred Stock of the Company from three
(3) to five (5) years.

      On July 31, 2002, the Company entered into an Amended Engagement Agreement ("Amended Marketing Agreement") with US DATA International Development, Inc., a Florida corporation that is controlled by the Investors ("US DATA International"), amending and restating that certain engagement agreement entered into on March 7, 2002 with US DATA International. Pursuant to the terms of the Amended Marketing Agreement, US DATA International will provide all international marketing and sales coordination of the Company's products and services. The initial term of the Amended Marketing Agreement is for three years and the agreement will automatically renew for additional 12-month periods unless either party provides the other with written notice of its intent to cancel the agreement within 90 days of the anniversary date of the agreement. Additionally, pursuant to the terms of the Amended Marketing Agreement, the Company will grant US DATA International (i) 1,000,000 shares of Common Stock, and (ii) options for up to an aggregate of 3,000,000 shares of Common Stock, which shall vest immediately upon grant and be exercisable at certain prices and under certain terms and conditions for five years. The Amended Marketing Agreement is amended to provide for certain fees to US DATA International as described below. In the event that the Company receives funding from an investment group which has pledged equity investments of up to $8.9 million, the Company shall pay US DATA International an annual base retainer for the period commencing on March 7, 2002 through March 7, 2005 equal to : (a) a minimum fee equal to ten (10%) of the paid in monthly equity installments (up to a maximum of $8.9 million) up to a maximum fee equal to 100% of the Company's worldwide marketing budget, and (b) 10% of the Company's profit. The Company shall also reimburse US DATA International for all pre-approved production and marketing expenses expended in the promotion of the Company's goods and services worldwide.

      The foregoing response to this Item 1 is qualified in its entirety by reference to the Amended Investment Agreement and Amendment to the Engagement Agreement, the full texts of which are filed as Exhibits 4.1 and 4.2 hereto and incorporated herein by this reference.

                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


US DATA AUTHORITY, INC.


Date:  August 20, 2002                         By: /s/ Dominick F. Maggio
                                                  -----------------------
                                               Dominick F. Maggio
                                               Director, Chief Executive Officer
                                               and President


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Item 7. Financial Statements and Exhibits

(c) Exhibits

      4.1. Agreement effective as of August 1, 2002 by and among the Company, Centro Inmobiliario RyC, S.L., MAPET International Foundation, Inc., Frontier Star, S.L., INVERFAPE, S.A., and Jesus Guirau, S.L with respect to certain amendments to that certain Investors Questionnaire and Subscription Agreement dated as of February 28, 2002.

      4.2 Amended Engagement Agreement dated as of the 31st day of July 2002, by and between the Company and US DATA International Development, Inc.